Exhibit 99.1

News Release

Axcelis Announces Financial Results for Second Quarter 2023

Financial Results Exceed Guidance Driven by Strong Purion Demand and Strength in Power Devices

BEVERLY, Mass. — Aug. 2, 2023 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter of 2023.

Highlights include:

•	The Company reported second quarter revenue of $274.0 million, compared to $254.0 million for the first quarter of 2023.

•	Operating profit for the quarter was $63.7 million, compared to $51.4 million for the first quarter.

•	Net income for the quarter was $61.6 million, or $1.86 per diluted share, compared to $47.7 million, or $1.43 per diluted share in the first quarter.

•	Gross margin for the quarter was 43.7%, compared to 40.9% in the first quarter.

•	Second quarter ended with systems backlog of $1.23 billion on quarterly bookings of $193 million.

President and CEO Russell Low commented, “Axcelis delivered strong second quarter financial performance as a result of significant demand for the Purion product family, especially in the silicon carbide power market. Axcelis is the only company with a product line capable of covering all implant recipes in the mature process technology markets. This uniquely positions Axcelis for strong growth. We now believe it is possible to achieve $1.3 billion in revenue in the next one or two years, depending on market conditions.”

Executive Vice President and Chief Financial Officer Kevin Brewer said, “We are very pleased with our second quarter 2023 financial results which finished well above guidance due to solid execution and continuing strong demand for Purion. We are upwardly revising expectations for 2023 revenue to greater than $1.1 billion, representing year over year growth of approximately 20%.”

Business Outlook
For the third quarter ending September 30, 2023, Axcelis expects revenues of approximately $280 million. Gross margin in the third quarter is expected to be approximately 44%. Third quarter operating profit is forecast to be approximately $64 million with earnings per diluted share of approximately $1.72. For the full year, the Company expects to achieve revenue greater than $1.1 billion and to achieve full year gross margins of approximately 44% as shown in the $1.1 billion model.

News Release

Second Quarter 2023 Conference Call
The Company will host a call to discuss the results for the second quarter on Thursday, August 3, 2023, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BI9757e7e7d17f4188872f4146e314ba26. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement
This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for revenues, gross margin, operating profit and other guidance for our future financial performance and spending in our industry, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Product	$265,673	$213,926	$511,680	$410,458
Services	8,297	7,251	16,310	14,314
Total revenue	273,970	221,177	527,990	424,772
Cost of revenue:
Product	146,741	115,754	289,512	223,395
Services	7,526	6,242	14,756	12,429
Total cost of revenue	154,267	121,996	304,268	235,824
Gross profit	119,703	99,181	223,722	188,948
Operating expenses:
Research and development	24,130	18,731	47,903	35,704
Sales and marketing	15,537	12,703	29,681	23,994
General and administrative	16,328	13,602	31,073	26,180
Total operating expenses	55,995	45,036	108,657	85,878
Income from operations	63,708	54,145	115,065	103,070
Other income (expense):
Interest income	4,307	352	8,243	447
Interest expense	(1,349)	(1,250)	(2,702)	(2,768)
Other, net	(2,050)	(5,051)	(3,088)	(6,669)
Total other income (expense)	908	(5,949)	2,453	(8,990)
Income before income taxes	64,616	48,196	117,518	94,080
Income tax provision	3,037	4,007	8,242	8,276
Net income	$61,579	$44,189	$109,276	$85,804
Net income per share:
Basic	$1.88	$1.34	$3.34	$2.59
Diluted	$1.86	$1.32	$3.29	$2.54
Shares used in computing net income per share:
Basic weighted average shares of common stock	32,775	33,096	32,759	33,170
Diluted weighted average shares of common stock	33,189	33,562	33,237	33,770

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$132,504	$185,595
Short-term investments	320,360	246,571
Accounts receivable, net	159,199	169,773
Inventories, net	299,841	242,406
Prepaid expenses and other current assets	38,265	33,300
Total current assets	950,169	877,645
Property, plant and equipment, net	43,156	39,664
Operating lease assets	31,998	12,146
Finance lease assets, net	17,305	17,942
Long-term restricted cash	6,652	752
Deferred income taxes	38,944	31,701
Other assets	33,494	33,791
Total assets	$1,121,718	$1,013,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,504	$62,346
Accrued compensation	17,216	35,540
Warranty	10,867	8,299
Income taxes	6,598	4,304
Deferred revenue	138,890	123,471
Current portion of finance lease obligation	1,367	1,229
Other current liabilities	13,018	12,943
Total current liabilities	248,460	248,132
Long-term finance lease obligation	44,455	45,185
Long-term deferred revenue	43,650	31,306
Other long-term liabilities	41,116	21,762
Total liabilities	377,681	346,385

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,836 shares issued and outstanding at June 30, 2023; 32,775 shares issued and outstanding at December 31, 2022	33	33
Additional paid-in capital	540,120	550,299
Retained earnings	206,813	118,892
Accumulated other comprehensive loss	(2,929)	(1,968)
Total stockholders’ equity	744,037	667,256
Total liabilities and stockholders’ equity	$1,121,718	$1,013,641